EXHIBIT 22.1
LIST OF GUARANTOR SUBSIDIARIES

Clearway Energy LLC (the “Company”) is a guarantor of the 5.00% unsecured senior notes due 2026 (the “2026 Notes”) issued by Clearway Energy Operating LLC, a wholly-owned subsidiary of the Company. In addition, the following subsidiaries of the Company and Clearway Energy Operating LLC are guarantors of the 2026 Notes:

Name of Guarantor Subsidiary	Jurisdiction
Alta Wind 1-5 Holding Company, LLC	Delaware
Alta Wind Company, LLC	Delaware
CBAD Holdings II, LLC	Delaware
Central CA Fuel Cell 1, LLC	Delaware
Clearway Solar Star LLC	Delaware
CWEN Pinnacle Repowering Holdings LLC	Delaware
CWSP Rattlesnake Holding LLC	Delaware
Daggett Solar Holdco LLC	Delaware
DG SREC HoldCo LLC	Delaware
DG-CS Holdings LLC	Delaware
DGPV Holding LLC	Delaware
ECP Uptown Campus Holdings LLC	Delaware
Energy Center Caguas Holdings LLC	Delaware
Energy Center Fajardo Holdings LLC	Delaware
Energy Center Honolulu Holdings LLC	Delaware
Fuel Cell Holdings LLC	Delaware
Langford Holding LLC	Delaware
Lighthouse Renewable Holdings LLC	Delaware
NIMH Solar Holdings LLC	Delaware
Ocotillo Windpower Holdings LLC	Delaware
Portfolio Solar I, LLC	Delaware
Rosamond Solar Holdco LLC	Delaware
RPV Holding LLC	Delaware
Solar Flagstaff One LLC	Delaware
Solar Iguana LLC	Delaware
Solar Las Vegas MB 1 LLC	Delaware
Solar Tabernacle LLC	Delaware
South Trent Holdings LLC	Delaware
SPP Asset Holdings, LLC	Delaware
SPP Fund II Holdings, LLC	Delaware
SPP Fund II, LLC	Delaware
SPP Fund II-B, LLC	Delaware
SPP Fund III, LLC	Delaware
Thermal Canada Infrastructure Holdings LLC	Delaware
Thermal Hawaii Development Holdings LLC	Delaware
Thermal Infrastructure Development Holdings LLC	Delaware
UB Fuel Cell, LLC	Connecticut
Utah Solar Master HoldCo LLC	Delaware